EXHIBIT 4.11

Consent of Qualified Person

In connection with this Annual Report on Form 20-F for the year ended December 31, 2019 (the “Form 20-F”) of Alio Gold Inc., I, Richard M. Gowans, P.Eng., hereby consent to the use of my name in connection with the references to the technical report entitled “NI 43-101 F1 Technical Report Updated Resources and Reserves and Mine Plan for the San Francisco Gold Project, Sonora, Mexico”, dated May 25, 2017 with an effective date of April 1, 2017 (collectively, the “Technical Information”) and to the incorporation by reference of references to, and summaries of, the Technical Information in the Form 20-F.

“Richard M. Gowans”
Signature of Qualified Person

Richard M. Gowans, P.Eng.,
Name of Qualified Person

President and Principal Metallurgist
Title of Qualified Person

Dated this 14th day of April, 2020

900 – 390 BAY STREET, TORONTO ONTARIO, CANADA M5H 2Y2

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